Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Energy Transfer LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common units representing limited partner interests	Rule 457(c)	50,827,536	$16.22	$824,422,633.92	0.00014760	$121,684.79

	Total Offering Amounts					$824,422,633.92		$121,684.79

	Total Fee Offsets							—

	Net Fee Due							$121,684.79

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the common units representing limited partner interests in Energy Transfer LP, a Delaware limited partnership (the “Registrant”), being registered for the selling unitholder named herein include such indeterminate number of common units as may be issuable as a result of unit splits, dividends or similar transactions.

(2)

With respect to the offering of common units by the selling unitholders named herein, the proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of such securities.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price is based on the average high and low sale prices for the Registrant’s common units on July 10, 2024 as reported on the New York Stock Exchange.